Exhibit 11

Statement re computation of per-share earnings


Basic per share data is calculated based on the weighted-average number of common shares outstanding during the reported period.
Diluted per share data includes any dilution from potential common stock outstanding, such as the exercise of stock options.



                                                Three Months Ended
                                                     March 31,

                                               2002            2001
                                            __________      __________
Numerator:
   Net income(loss)                         $3,528,000      $3,348,000
                                            ==========      ==========
Denominator:
   Denominator for basic income (loss)
      per share - Weighted average
      Shares                                 6,177,369       7,069,795

Dilutive potential common shares -
   employee stock options                        4,373             475
                                            __________      __________

Denominator for diluted earnings
   (loss) per share - adjusted weighted
   average shares                            6,181,742       7,070,270
                                            ==========      ==========